THOMPSON HINE

BRUSSELS  CINCINNATI   CLEVELAND  COLUMBUS   DAYTON  NEW YORK  WASHINGTON, D.C.

October 8, 2003

Sycuan Funds

3007 Dehesa Road

El Cajon, CA 92019

Re: Sycuan Funds, File Nos. 333-107049 and 811-21401

Gentlemen:

This letter is in response to your request for our opinion in connection with the filing of Pre-Effective Amendment No. 1 to the Registration Statement, File Nos. 333-107049 and 811-21401 (the “Registration Statement”), of Sycuan Funds (the “Trust”).

We have examined a copy of the Trust’s Agreement and Declaration of Trust, the Trust’s By-laws, the Trust’s record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Trust and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed.  We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.

Based upon the foregoing, we are of the opinion that, after Pre-Effective Amendment No. 1 is effective for purposes of applicable federal and state securities laws, the shares of Sycuan US Value Fund (the “Fund”), a series of the Trust, if issued in accordance with the then current Prospectus and Statement of Additional Information of the Fund, will be legally issued, fully paid and non-assessable.

We hereby give you our permission to file this opinion with the Securities and Exchange Commission as an exhibit to Pre-Effective Amendment No. 1 to the Registration Statement.

Very truly yours,

/s/ Thompsone Hine LLP

THOMPSON HINE LLP